Exhibit 5.2

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

January 27, 2023

AutoZone, Inc.

123 South Front Street

Memphis, Tennessee 38103

To the addressee set forth above:

We have acted as local Nevada counsel to AutoZone, Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to a registration statement on Form S-3 (File No. 333-266209) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), including the prospectus, dated July 19, 2022, contained therein (the “Base Prospectus”), as supplemented by the prospectus supplement, dated January 23, 2023, filed with the Commission pursuant to Rule 430B and Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), of $450,000,000 aggregate principal amount of the Company’s 4.500% Senior Notes due 2028 (the “2028 Notes”) and $550,000,000 aggregate principal amount of the Company’s 4.750% Senior Notes due 2033 (the “2033 Notes” and, together with the 2028 Notes, the “Notes”), issued pursuant to that certain Indenture, dated as of August 8, 2003, by and between the Company and Regions Bank (successor in interest to The Bank of New York Mellon Trust Company, N.A., successor in interest to Bank One Trust Company, N.A.), as trustee, as supplemented by the officers’ certificates, each dated as of January 27, 2023 (collectively, the “Officers’ Certificates”), relating to the 2028 Notes and the 2033 Notes (as so supplemented, the “Indenture”).

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Prospectus, the Indenture, the global notes representing the Notes (collectively, the “Global Notes”), the articles of incorporation and bylaws, each as amended to date, of the Company, the resolutions of the board of directors of the Company with respect to the Indenture and the Notes, and such other documents, agreements, instruments and corporate records and proceedings, as we have deemed necessary or appropriate for purposes of this opinion letter. We have also obtained from officers and other representatives of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate for the purpose of issuing the opinions set forth herein.

Without limiting the generality of the foregoing, in issuing this opinion letter, we have, with your permission, assumed without independent verification that: (i) the statements of fact and all representations and warranties set forth in the documents we have examined are true and correct as to factual matters, in each case as of the date or dates of such documents and as of the date hereof; (ii) each natural person executing a document has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine and all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies conform to the original documents; and (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

www.bhfs.com

AutoZone, Inc.

January 27, 2023

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada in effect on the date hereof, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.            The Company is validly existing as a corporation and in good standing under the laws of the State of Nevada.

2.            The execution and delivery by the Company of the Global Notes and the Officers’ Certificates, and the performance by the Company of its obligations under the Indenture and the Global Notes, have been duly authorized by the Company.

3.            The Notes have been duly authorized by the Company for issuance and sale pursuant to the Indenture.

4.            The Global Notes and the Officers’ Certificates have been executed and delivered by the Company.

In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after the later of the date hereof and the filing date of the Prospectus Supplement. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

AutoZone, Inc.

January 27, 2023

We hereby consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Bass, Berry & Sims PLC may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of issuing its opinion letter to the Company, relating to the registration of the Notes, as filed with the Commission.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP